Scott Nagel, President of Real Estate Operations, Announces Retirement; Long-time Company Executive Adam Wiener Assumes Responsibilities

Nagel to remain at Redfin through April 2022 as President of Strategic Initiatives
SEATTLE, March 18, 2021 — (NASDAQ: RDFN) — Redfin (www.redfin.com) announced today that president of real estate operations, Scott Nagel, intends to retire in April 2022. As part of the transition plan, Mr. Nagel will become Redfin’s president of strategic initiatives on April 19, 2021, and will serve in this role until his retirement.

Adam Wiener, a 14-year veteran of the company, who currently serves as Redfin’s chief growth officer, will become the president of real estate operations. Mr. Wiener will continue leading Redfin Mortgage and RedfinNow, our business of buying and selling homes; he will now also run our brokerage and Title Forward. Christian Taubman, previously our chief product officer, will become our new chief growth officer, uniting marketing and product management. This unifies all the services involved in a home sale under Mr. Wiener, and unifies all the efforts to reach a larger audience under Mr. Taubman.

“Scott and I have been partners and friends for fourteen years, from a few hundred thousand dollars in sales to nearly a billion,” said Redfin CEO Glenn Kelman. “Scott was the one who taught Redfin that the only way to love our customers was to love the people who serve our customers. He embraced the awesome responsibility of bringing in the bacon for a cash-strapped company, while still insisting that customers come first. And he was the one who gave our everyone-sweeps-the-floors culture a twinkle of humor: whenever execs puffed out our chests, Scott loved to point out the banana peels under our feet. We’ve been lucky to have him this long.”

“That has given us plenty of time to prepare for what’s next,” Mr. Kelman continued. “Adam’s understanding of our people, data and systems will let us move fast on decisions that span our software and our service. With Christian, we’re elevating marketing to report directly to a senior executive who has produced massive Redfin.com traffic gains; he has the technical expertise to make digital ads even more effective, and the appetite for risk to make a huge splash with mass-media advertising. It’ll be exhilarating to see what these two can do when given more room to run.”

About Redfin
Redfin (www.redfin.com) is a technology-powered real estate broker, instant home-buyer (iBuyer), lender, title insurer, and renovations company. We sell homes for more money and charge half the fee. We also run the country's #1 real-estate brokerage site. Our home-buying customers see homes first with on-demand tours, and our lending and title services help them close quickly. Customers selling a home can take an instant cash offer from Redfin or have our renovations crew fix up their home to sell for top dollar. Since launching in 2006, we’ve saved customers nearly $1 billion in commissions. We serve more than 95 markets across the U.S. and Canada and employ over 4,100 people.

For more information or to contact a local Redfin real estate agent, visit www.redfin.com. To learn about housing market trends and download data, visit the Redfin Data Center. To be added to Redfin's press release distribution list, email press@redfin.com. To view Redfin's press center, click here.

Redfin Investor Relations
Meg Nunnally, 206-576-8132
ir@redfin.com

Redfin Media Relations:
Mariam Sughayer, 206-588-6863
press@redfin.com

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